EXHIBIT 99.1

24096 – 170th Avenue Fergus Falls, MN 56537 Phone: 218 998-4301 Fax: 218 998-4302 ahicks@otaellc.com www.ottertailethanol.com

October 30, 2009

Dear Member,

We want to share with you what is taking place with Otter Tail Ag Enterprises. We expect that there will be news stories concerning the plant over the coming days, and we want to share information first with you. As we begin, we want to thank you for your support over the years, particularly during this recent period when our industry has faced substantial challenge.

Negotiated Chapter 11 Protection

Following meetings and communication with our lenders, the board and management of Otter Tail Ag Enterprises, LLC, have filed for court protection to implement a strategy intended to create a viable company that can emerge from bankruptcy and compete in current markets.

This negotiated bankruptcy filing has been done with the approval of our senior lenders. We believe that by filing for the protection afforded us under Chapter 11 of the U.S. Bankruptcy Code, we will be able to move forward with our senior lenders to restructure our debt and raise the necessary capital to move forward in today’s economy.

When we held member meetings last February, the message was clear: reduce the company’s debt. Since then we have worked with our senior lenders to accomplish this goal. Unfortunately, this has not been possible to accomplish outside of bankruptcy.

We cannot emphasize strongly enough that this filing has been done with full disclosure to, extensive negotiation with and the cooperation of our senior lenders, AgStar Financial Services, which represents ten banks, and MMCDC New Markets Fund II. The filing will allow the company the opportunity to restructure our indebtedness and negotiate contracts to reflect present day market values.

As you are all aware, the company has experienced significant losses for the fiscal year 2009. The root cause of this has been the price of both corn and ethanol. Like many other ethanol plants, OTAE held long corn positions last fall and short ethanol. The markets dropped dramatically across the board. OTAE was not immune and subsequently experienced the effects firsthand.

Ethanol Industry Bankruptcies

OTAE was hit by what some in the ethanol industry have called “the imperfect storm.” The rising price of corn, the falling price of gasoline and the national economic crisis created a very difficult situation for many ethanol producers across the country, especially newer plants like ours that were built in the last few years.

According to industry information, by February 2009, about 9 percent of all the ethanol plants in the U.S. had filed for bankruptcy and some analysts believed the numbers could reach as high as 20 percent. However, few have reportedly done this with a pre-negotiated arrangement with their senior lenders.

VeraSun, one of the nation’s largest ethanol producers with 16 plants, filed Chapter 11 last fall without terms from its senior lenders. VeraSun’s failure to achieve a lender agreement led to a forced sale of the company’s assets. The majority of VeraSun’s ethanol plants were purchased by Valero, one of the U.S.’ largest petroleum refiners. The remaining plants were purchased by other groups and resold to a variety of buyers. VeraSun’s ethanol production facility in Hankinson, North Dakota, sat idle for a year and was sold to Murphy Oil Corporation, based in El Dorado, Ark. The Hankinson facility resumed operations in mid October, as you have probably seen in the news.

We have been working to avoid the kind of fire sale liquidation of plants that has been happening around the country, where big outside companies come in and buy the assets for pennies on the dollar. Our goal has been to find a way for the plant to continue operating, to keep an opportunity for local ownership and involvement of Minnesota-based companies. As we have heard from many of you, this is in the best long-term interest of our members and the community.

Local Ownership

The Fergus Falls ethanol plant is one of the single largest projects in our community. During the original equity offering and subsequent financing two years ago, Otter Tail Ag Enterprises enjoyed tremendous local and regional support from the community of Fergus Falls, Fergus Falls Township, Otter Tail County, the State of Minnesota and many surrounding communities.

We strongly believe in the importance of keeping the ownership of OTAE local and aligning with Minnesota-based companies. Ethanol production strengthens rural economies, adding value to corn and employing people both directly and indirectly. For instance, we have over 100 semis come in and out of the plant daily. Also, local control will provide tremendous opportunities for the future. There is no doubt that there is a strong future, for not only the ethanol industry, but also other bio-energy enterprises. OTAE can serve as the anchor for future development. Local ownership can help ensure that it happens here rather than some other location chosen by a corporate management located in a far-off place.

Our sole focus is here, so in the future the profits will stay here.

The Future of Ethanol

We obviously believe in the industry, otherwise we would not have chosen the path that allows the opportunity for local ownership.

Renewable energy will remain the focus of the world. There is only so much fossil fuel available. The world has a seemingly unquenchable appetite for energy, especially with the emerging economies of China and India. We will all be working to conserve energy in our businesses and personal lives, but conservation will go only so far. Plus, our nation’s need for energy independence gets magnified every day as we see the increased tension in the Middle East. As a nation, we cannot afford to continue shipping our country’s wealth to the Middle East. Bio-fuels are our best way to stop this dangerous cycle.

Ethanol production efficiency has improved considerably, and industry indications are that it will continue to improve. The past year of economic pressure has caused plants to seek alternatives, and these will start to be seen as the industry strengthens over the next few years.

The Renewable Fuel Standard (RFS) requires a continued use of renewable fuels in the future with the use of conventional ethanol growing from 10.5 billion gallons in 2009 to 15 billion gallons by 2015. Through operational efficiency, the current ethanol industry will have that capacity, and it is unlikely that lenders or investment banks will finance new plants.

The ethanol industry is presently experiencing a rally. Lower corn prices of late summer and higher prices at the pump for gasoline have enabled most ethanol producers to see some black ink for a welcome change, according to industry analysts.

“Ethanol has had wonderful times but has gone through a dry spot the last nine months, but it has a rosy future,” said Bruce Dale of Michigan State University, a much sought after expert on bio-energy research. “Ethanol is not going away, in fact I think it will continue to grow.”

OTAE is positioned for the future.

The Strategy

OTAE has operated throughout this year under considerable pressure. We feel we now have the cornerstone of a plan that can allow the company to go forward. The negotiated bankruptcy allows us the opportunity to restructure, reduce our long-term debt and exit certain material contracts that are less favorable than presently being offered.

The plan will contain certain elements that the board and management believe will allow OTAE to be successful in the future: reduction in long-term debt and an infusion of new equity of approximately $12 million.

We will be able to give you more information on the reorganization once the Disclosure Statement is approved by the court. We will follow this with a variety of meetings with you, the members, to explain the plan as well as answer questions about the situation.

Conclusion

Again, as we close, thank you for your past support. It has been a challenging year, but we have tried our best to weather the storm. Now that we have taken this necessary step to seek protection under Chapter 11, we can see the light at the end of the tunnel. We plan to emerge from this pre-negotiated bankruptcy with the tools necessary for future success.

We look forward to talking with you about how you can be part of the future of OTAE.

Anthony Hicks	Gary Thompson
Chief Executive Officer	Board Chairman

Except for historical information contained herein, the statements in this information release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include our expectations regarding future costs and revenues and consumer demand for ethanol. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission. The information contained in this release is accurate only as of the date issued. Investors should not assume that the statements made in these documents remain operative at a later time. Otter Tail Ag Enterprises, LLC undertakes no obligation to update any information contained in this release.